UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2004

BORDEN CHEMICAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	I-71	13-0511250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio 43215

(Address and principal executive offices)

Registrant’s telephone number, including area code: 614-225-4000

N/A

(Former name or former address, if changed since last report.)

Item 9  Regulation FD Disclosure

Borden Chemical, Inc. (“BCI”) announced on July 23, 2004 that Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC, its wholly owned finance subsidiaries, intend to raise an aggregate of $475 million of gross proceeds through a private placement of Second-Priority Senior Secured Floating Rate Notes Due 2010 (the “Floating Rate Notes”) and Second-Priority Senior Secured Notes Due 2014 (the “Fixed Rate Notes” and together with Floating Rate Notes, the “Senior Secured Notes”), subject to market conditions.

The Senior Secured Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The information contained or incorporated in this Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any state. The matters set forth herein include forward-looking statements. The forward-looking statements set forth involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in BCI’s Safe Harbor Compliance Statement for Forward-Looking Statements included in BCI’s recent filings, including the Form 10-K, with the Securities and Exchange Commission.

The information contained in this Form 8-K is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

“Borden Chemical,” “the Company,” “we,” “our,” “ours” and “us” refer to Borden Chemical, Inc. and its subsidiaries (including HA-International, LLC). “BCI” refers to Borden Chemical, Inc. only. “Issuers” refers to Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC. “Borden Holdings” refers to Borden Holdings, Inc. only. “Apollo” refers to companies affiliated with Apollo Management, L.P. The “Acquisition” refers to the proposed acquisition by BHI Investment, LLC, an affiliate of Apollo, of all the outstanding capital stock of Borden Holdings. All of the outstanding capital stock of BCI not otherwise owned by Borden Holdings will be redeemed. All references to “LTM Period” refer to the twelve-month period ended June 30, 2004. “This offering” refers to the offering by Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC of the Senior Secured Notes.

In connection with the private placement of the Senior Secured Notes, the following information is included in a preliminary offering circular to be provided to potential purchasers of the Senior Secured Notes.

SEC 873 (10-02) 2 of 20

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been derived by application of pro forma adjustments to our unaudited and audited historical consolidated financial statements included elsewhere in the offering circular (which have been included in the Form 10-Q for the quarter ended June 30, 2004). The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions (see “Description of the Transactions”) as if they had all occurred on June 30, 2004. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004 gives effect to the Transactions as if they had occurred on January 1, 2003. The pro forma statement of operations for the LTM Period has been derived by adding the pro forma statement of operations data for the year ended December 31, 2003 to the pro forma statement of operations data for the six months ended June 30, 2004 and subtracting the pro forma statement of operations data for the six months ended June 30, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

Because of our existing public debt, we are accounting for the Transactions in a manner that will allow us to maintain our assets and liabilities at their historical cost basis immediately prior to the Transactions.

The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period. The pro forma financial data may contain financial measures other than those in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for our consolidated historical financial statements. Article 11 of Regulation S-X does not allow presentation of pro forma statements of operations data for periods, such as the LTM Period, that do not conform to the historical periods of the relevant reporting entity; however, management has presented pro forma statements of operations data for the LTM Period because they believe it provides meaningful additional information. The pro forma financial data for the LTM Period assume the repurchase of certain debt in connection with the Transactions.

SEC 873 (10-02) 3 of 20

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2004

(dollars in thousands)

	Historical	Pro Forma Adjustments (1)		Pro Forma
Assets
Current assets:
Cash and equivalents	$32,190	$15,055	(2)	$47,245
Accounts receivable	208,986	—		208,986
Accounts receivable from affiliates	301	—		301
Inventories	88,567	—		88,567
Deferred income taxes	23,476	—		23,476
Other current assets	9,721	—		9,721

	363,241	15,055		378,296
Property and equipment	440,646	—		440,646
Deferred income taxes	2,320	—		2,320
Goodwill	56,395	—		56,395
Other non-current assets	23,241	11,352	(3)	34,593
Other intangible assets	5,064	—		5,064

	$890,907	$26,407		$917,314

Liabilities and shareholders’ deficit
Current liabilities:
Accounts and drafts payable	$162,901	$—		$162,901
Debt payable within one year	5,654	—	(4)	5,654
Other current liabilities	86,239	(14,659	)(5)	71,580
Payables and loans to affiliates and other related parties	7,380	(7,380	)(5)	—

	262,174	(22,039)		240,135
Long-term debt	529,947	393,705	(4)	923,652
Non-pension post employment benefit obligations	121,804	—		121,804
Other long-term liabilities	205,613	—		205,613

	1,119,538	371,666		1,491,204
Shareholders’ deficit	(228,631)	(345,259	)(6)	(573,890)

	$890,907	$26,407		$917,314

See Notes to Pro Forma Condensed Consolidated Statement of Operations

SEC 873 (10-02) 4 of 20

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Set forth below is the estimated sources and uses of funds pertaining to the Transactions. The sources and uses below assume that the Transactions were consummated on June 30, 2004 (in millions).

Sources		Uses
Senior Secured Credit Facility(a)	$—	Acquisition Consideration(d)	$623.7
Second-Priority Senior Secured Notes offered hereby	475.0	Excess Cash	15.0
Assumed Net Debt(b)	422.1	Repurchase of Existing Debt(e)	81.3
Equity Contribution(c)	280.0	Assumed Net Debt(b)	422.1
		Estimated Transaction Fees and Expenses(f)	35.0

Total Sources	$1,177.1	Total Uses	$1,177.1

(a)	Our senior secured credit facility will provide for borrowings of up to $175.0 million, subject to availability and less approximately $30.3 million of letters of credit which we expect will be outstanding as of the closing date of the Transactions. For a discussion of borrowing availability see “Description of Senior Secured Credit Facility and Other Indebtedness—Senior Secured Credit Facility.”
(b)	Assumed Net Debt represents existing debt at June 30, 2004 not retired as part of the Transactions net of existing cash of $32.2 million at June 30, 2004.
(c)	The equity contribution may be increased or reduced based on estimated purchase price adjustments related to the amount of our working capital as of the closing date.
(d)	We estimate that the net proceeds from the Transactions to the current shareholders of Borden Holdings and management will be approximately $623.7 million, including fees and other adjustments per the Acquisition stock purchase agreement.
(e)	We expect to redeem our 9 1/4% Debentures due 2019 approximately thirty days following the closing of this offering at a premium equal to approximately $0.9 million, plus accrued and unpaid interest to the redemption date. We have also assumed that, in connection with Transactions, we will purchase the Parish of Ascension, Louisiana Industrial Revenue Bonds (“IRBs”), which we guarantee. However, we do not have the right to require the sale of the IRBs, and consummation of the Transactions is not conditioned on our purchase of the IRBs. Under limited circumstances, the holder of the IRBs may have the right to require us to purchase the IRBs following the Transactions. If we determine that we are unlikely to purchase the IRBs in connection with the Transactions, we may reduce the size of this offering by up to $34.0 million.
(f)	Reflects our estimates of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees and other transaction costs and professional fees. Approximately $14.1 million will be capitalized on the balance sheet as deferred financing fees.

(2)	The stock purchase agreement requires the Company to deliver working capital equal to a target of approximately $109.2 million on the closing date. The agreement also provides for a working capital adjustment to the purchase price that will be estimated and paid at closing and then revised, if necessary, after the closing. Based upon the anticipated closing date, we estimate that the working capital adjustment will not result in a significant adjustment at the closing date of the Transactions.

(3)	To record deferred issuance costs of $14.1 million associated with the Second-Priority Senior Secured Notes offered hereby, which will be amortized over the life of the notes, offset by the write off of previously capitalized finance fees of $2.7 million associated with debt instruments redeemed as part of the Transactions.

(4)	Reflects adjustments for the following changes in borrowings:

	Actual Outstanding	Changes	Pro Forma Balance
Industrial Revenue Bonds	$34,000	$(34,000)	$—
9 1/4% Debentures due 2019	47,295	(47,295)	—
Senior Secured Credit Facility	—	—	—
HAI, Australia, Brazil facilities	14,724	—	14,724
Second-Priority Senior Secured Notes offered hereby	—	475,000	475,000
8 3/8% Debentures due 2016	78,000	—	78,000
9 2/10% Debentures due 2021	114,800	—	114,800
7 7/8% Debentures due 2023	246,782	—	246,782

	$535,601	$393,705	$929,306

	Outstanding	Changes	Pro Forma Balance
Short Term	$5,654	$—	$5,654
Long Term	529,947	393,705	923,652

	$535,601	$393,705	$929,306

(5)	As part of the Transactions, payables and loans to affiliates and other related parties of $7.4 million and interest payable to third parties and certain banking fees of $13.5 million as of June 30, 2004 will be paid off and the swaps of $1.2 million liability as of June 30, 2004 will be terminated. The total of these plus the Share Repurchase noted below equals Acquisition Consideration in the Sources and Uses table above.

(6)	Reflects adjustments for the following:

Share Repurchase	$(601,611)
Transaction costs net of amount capitalized	(20,937)
Write off of previously capitalized financing costs	(2,711)
Cash contribution for new equity	280,000

Total	$(345,259)

SEC 873 (10-02) 5 of 20

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year ended December 31, 2003

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,434,813	$—		$1,434,813
Cost of goods sold	1,148,519	—		1,148,519

Gross profit	286,294	—		286,294
Operating expenses:
Distribution expense	66,383	—		66,383
Marketing expense	42,398	—		42,398
General and administrative expense	100,021	—	(1)	100,021
Loss (gain) on sale of assets	(746)	—		(746)
Business realignment expense and impairments	4,748	—		4,748
Other operating expense	6,948	—		6,948

	219,752	—		219,752

Operating income	66,542	—		66,542
Other expense (income):
Interest expense	46,138	31,618	(2)	77,756
Affiliated interest expense, net	558	(558	)(3)	—
Other non-operating expense (income)	1,529	—	(4)	1,529

	48,225	31,060		79,285

Income (loss) from continuing operations before tax	18,317	(31,060)		(12,743)
Income tax benefit (expense)	4,659	6,523	(5)	11,182

Net income (loss)	$22,976	$(24,537)		$(1,561)

See Notes to Pro Forma Condensed Consolidated Statement of Operations

SEC 873 (10-02) 6 of 20

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Six Months ended June 30, 2003

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$720,051	$—		$720,051
Cost of goods sold	581,468	—		581,468

Gross profit	138,583	—		138,583
Operating expenses:
Distribution expense	33,385	—		33,385
Marketing expense	21,159	—		21,159
General and administrative expense	51,789	—	(1)	51,789
Loss (gain) on sale of assets	—	—		—
Business realignment expense and impairments	1,421	—		1,421
Other operating expense	3,666	—		3,666

	111,420	—		111,420

Operating income	27,163	—		27,143
Other expense (income):
Interest expense	22,839	16,039	(2)	38,878
Affiliated interest expense, net	323	(323	)(3)	—
Other non-operating expense (income)	1,002	—	(4)	1,002

	24,164	15,716		39,880

Income (loss) from continuing operations before tax	2,999	(15,716)		(12,717)
Income tax benefit (expense)	13,746	3,300	(5)	17,046

Net income (loss)	$16,745	$(12,416)		$4,329

See Notes to Pro Forma Condensed Consolidated Statement of Operations

SEC 873 (10-02) 7 of 20

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Six Months ended June 30, 2004

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$798,401	$—		$798,401
Cost of goods sold	637,261	—		637,261

Gross profit	161,140	—		161,140
Operating expenses:
Distribution expense	36,340	—		36,340
Marketing expense	23,397	—		23,397
General and administrative expense	55,238	—	(1)	55,238
Loss (gain) on sale of assets	—	—		—
Business realignment expense and impairments	261	—		261
Other operating expense	2,841	—		2,841

	118,077	—		118,077

Operating income	43,063	—		43,063
Other expense (income):
Interest expense	23,696	15,182	(2)	38,878
Affiliated interest expense, net	99	(99	)(3)	—
Other non-operating expense (income)	571	—	(4)	571

	24,366	15,083		39,449

Income (loss) from continuing operations before tax	18,697	(15,083)		3,614
Income tax benefit (expense)	(145,797)	3,167	(5)	142,630

Net income (loss)	$(127,100)	$(11,916)		$(139,016)

See Notes to Pro Forma Condensed Consolidated Statement of Operations

SEC 873 (10-02) 8 of 20

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the LTM Period

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,513,163	$—		$1,513,163
Cost of goods sold	1,204,312	—		1,204,312

Gross profit	308,851	—		308,851
Operating expenses:
Distribution expense	69,338	—		69,338
Marketing expense	44,636	—		44,636
General and administrative expense	103,470	—	(1)	103,470
Loss (gain) on sale of assets	(746)	—		(746)
Business realignment expense and impairments	3,588	—		3,588
Other operating expense	6,123	—		6,123

	226,409	—		226,409

Operating income	82,442	—		82,442
Other expense (income):
Interest expense	46,995	30,761	(2)	77,756

Affiliated interest expense, net	334	(334	)(3)	—
Other non-operating expense (income)	1,098	—	(4)	1,098

	48,427	30,427		78,854

Income (loss) from continuing operations before tax	34,015	(30,428)		3,588
Income tax benefit (expense)	(154,884)	6,390	(5)	(148,494)

Net income (loss)	$(120,869)	$(24,037)		$(144,906)

See Notes to Pro Forma Condensed Consolidated Statement of Operations

SEC 873 (10-02) 9 of 20

Notes to Pro Forma Condensed Consolidated Statements of Operations

(1)	We believe that we will incur additional expense of $12.0 million associated with employee compensation as a result of certain compensation arrangements that are triggered as part of the Transactions. For purposes of the pro forma condensed consolidated statement of operations, we have not shown the charge relating to the compensation expense, as this impact is non-recurring.

(2)	Reflects the following adjustments related to the Transactions:

	Year ended December 31, 2003	Six months ended June 30,		LTM Period
		2003	2004
Pro forma interest expense:
Second-Priority Senior Secured Notes offered hereby	$37,375	$18,688	$18,688	$37,375
Existing debt not retired:
8 3/8% Debentures due 2016	6,532	3,266	3,266	6,532
9 2/10% Debentures due 2021	10,562	5,281	5,281	10,562
7 7/8% Debentures due 2023	19,434	9,717	9,717	19,434
Other debt	1,380	690	690	1,380

Cash interest expense	75,283	37,642	37,642	75,283
Amortization of deferred finance fees	2,473	1,236	1,236	2,473

	77,756	38,878	38,878	77,756
Historical interest expense	46,138	22,839	23,696	46,995

Pro forma adjustments	$31,618	$16,039	$15,182	$30,761

The interest rates in effect at June 30, 2004 were used to compute the pro forma as adjusted interest expense. Each one eighth point change in the assumed interest rates would result in a $1.2 million change in interest expense on total indebtedness. We will incur a one time charge of $1.2 million relating to the payoff of our swap arrangements. For purposes of the pro forma condensed consolidated statement of operations, we have not shown the amount relating to this charge, as this impact is non-recurring.

(3)	Affiliated debt and the associated interest expense is eliminated as part of the Transactions.

(4)	We will incur total fees and expenses associated with the Transactions of approximately $35.0 million, including advisory fees, other transaction costs and professional fees. An amount of $14.1 million is included in the unaudited pro forma condensed consolidated balance sheet at June 30, 2004 which represents the expected amounts which will be capitalized related to the offering. In addition, included in the Acquisition Consideration in the Use of Proceeds table are professional and advisory fees of $23.1 million incurred by affiliates of Kohlberg Kravis Roberts & Co. L.P. and the Company as part of the Transactions. For purposes of pro forma condensed consolidated statement of operations, we have not shown these charges relating to the non-capitalizable advisory and professional fees and other transaction costs of $44.0 million, as this impact is non-recurring.

(5)	Reflects the tax effect of our pro forma adjustments at an estimated tax rate of 21% for each of the periods presented.

SEC 873 (10-02) 10 of 20

DESCRIPTION OF THE TRANSACTIONS

The following contains a summary of the stock purchase agreement relating to the Acquisition. The description of the stock purchase agreement does not purport to be complete and is qualified in its entirety by reference to such agreement.

General

On July 5, 2004, BHI Investment, LLC, an affiliate of Apollo entered into a stock purchase agreement with BW Holdings, LLC, Borden Holdings, the Company and certain members of our management, pursuant to which BHI Investment, LLC will acquire all of the outstanding capital stock of Borden Holdings, and all the outstanding capital stock of BCI not owned by Borden Holdings will be redeemed.

The total value of the Acquisition, the repayment of certain of our existing debt, the assumption of certain of our existing debt and the payment of estimated transaction fees and expenses is approximately $1.18 billion. The Acquisition purchase price is subject to certain estimated adjustments based on the amount of our working capital and indebtedness as of the closing date. We do not anticipate incurring additional costs as a result of reorganizing our foreign subsidiaries.

Affiliates of Apollo will contribute approximately $280.0 million in cash to BHI Investment, LLC to fund a portion of the Acquisition purchase price. The amount of the cash equity contribution by Apollo and its affiliates may be increased or reduced based on estimated purchase price adjustments related to the amount of our working capital and indebtedness as of the closing date.

The Stock Purchase Agreement

The stock purchase agreement contains customary representations, warranties and covenants. The representations and warranties will not survive the closing of the stock purchase. Until the closing date of the stock purchase, Borden Holdings has agreed to operate the business of the Company and its subsidiaries in the ordinary course. Completion of the Acquisition is subject to customary closing conditions and the Company, and Borden Holdings will continue to operate independently until those conditions are satisfied and the closing occurs. In addition, until the closing date of the stock purchase, Borden Holdings shall not, and shall not permit its subsidiaries to, take certain enumerated actions as more fully described in the stock purchase agreement without the consent of BHI Investment, LLC.

BHI Investment, LLC has agreed to cause the Company and its subsidiaries to provide all of its current and former employees with employee benefits similar to those in place immediately prior to the closing date of the stock purchase for one year following the closing date.

The obligations of the parties to effect the stock purchase and certain of the other transactions contemplated by the stock purchase agreement are subject to the satisfaction or waiver of certain customary conditions set forth in the stock purchase agreement.

Corporate Reorganization

Immediately following the Acquisition, BHI Investment, LLC will reorganize the existing corporate structure of the Company so that BCI becomes a subsidiary of BHI Investment, LLC (rather than remaining a subsidiary of Borden Holdings) through its direct subsidiary, BHI Acquisition Corp. As part of the reorganization, BHI Investment, LLC will also cause BCI’s Brazilian, Malaysian, U.K. and Australian subsidiaries to become subsidiaries of BCI’s Canadian subsidiary.

SEC 873 (10-02) 11 of 20

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY AND OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

In connection with the Acquisition, we will enter into a new five-year $175.0 million revolving senior secured credit facility with Credit Suisse First Boston and J.P. Morgan Securities Inc. as joint bookrunners and joint lead arrangers, Credit Suisse First Boston, as Administrative Agent, Bank of America, N.A. as Collateral Agent and Documentation Agent, and J.P. Morgan Securities Inc. as Syndication Agent. The key terms of our senior secured credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement.

Our senior secured credit facility will provide for a five-year $175.0 million asset-based revolving credit facility, which includes:

•	a $57.0 million revolving credit subfacility for our Canadian subsidiary;

•	a $30.0 million revolving credit subfacility for our U.K. subsidiary;

•	a $100.0 million letter of credit subfacility; and

•	a $10.0 million swingline loan subfacility.

In connection with the closing of the Transactions, we intend to repay all outstanding indebtedness under our existing senior credit facility. We, and our Canadian and U.K. subsidiaries will use our senior secured credit facility for, among other things, our and our respective subsidiaries’ working capital and general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments.

Borrowing Bases

Borrowings by us, and our Canadian and U.K. subsidiaries will be subject to borrowing availability under our senior secured credit facility. Our borrowing availability will be an amount equal to the lesser of:

•	the U.S. borrowing base; or

•	the maximum amount of the loan commitment;

in each case less the sum of the outstanding U.S. loans (including the outstanding amount of letter of credit obligations (excluding certain letters of credit for workers compensation benefits) and swingline loans).

The U.S. borrowing base will be, at any date of determination, an amount equal to the sum of:

•	85% of the value, subject to reserves, of our and our wholly owned domestic subsidiaries eligible accounts receivable;

SEC 873 (10-02) 12 of 20

•	65% of the book value, subject to reserves, of our and our wholly owned domestic subsidiaries eligible inventory;

•	the lesser of (1) 60% of the net orderly liquidation value of eligible property, plant and equipment, and (2) $30.0 million; and

•	100% of cash (if in form reasonably acceptable to the Collateral Agent).

Our Canadian subsidiary’s borrowing availability will be an amount equal to the lesser of:

•	the Canadian borrowing base; or

•	the maximum amount of the Canadian subfacility loan commitment;

in each case less the sum of the outstanding Canadian subfacility loans (including the outstanding amount of letter of credit obligations).

The Canadian borrowing base will be calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it will be applied only to eligible Canadian accounts receivable, inventory, property, plant and equipment, and cash).

Our U.K. subsidiary’s availability will be an amount equal to the lesser of:

•	the U.K. borrowing base; or

•	the maximum amount of the U.K. subfacility loan commitment;

in each case less the sum of the outstanding U.K. subfacility loans (including the outstanding amount of letter of credit obligations).

The U.K. borrowing base will be calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it will be applied only to eligible U.K. accounts receivable, inventory, property, plant and equipment, and cash).

Reduction and Termination of Commitments

We will be able to permanently reduce the loan commitment under our senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The loan commitment will not be able to be reduced to less than the outstanding balance of loans and letter of credit obligations on the date of such reduction. In addition, we will be able to terminate our senior secured credit facility without paying a premium or penalty upon prior written notice of a specified number of business days, and that we, and our Canadian and U.K. subsidiaries will be able to revoke or defer such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facility and to provide cash collateral for or otherwise satisfy all outstanding letter of credit obligations.

SEC 873 (10-02) 13 of 20

Interest and Applicable Margins

The interest rates with respect to loans under our senior secured credit facility will be based, at our option, on (a) the higher of (i) the agent’s prime rate or (ii) the federal funds effective rate plus 1/2 of 1.0%; in each case plus 0.50% or (b) LIBOR plus an applicable LIBOR margin of 2.0%.

These applicable margins will be, in each case, subject to prospective reduction on a quarterly basis if we reduce our ratio of secured debt to EBITDA (on a consolidated basis). Following and during the continuance of an event of default, all amounts owing under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

We will have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest will be payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. With respect to base rate loans, interest will be payable on the last business day of each fiscal quarter. In each case, calculations of interest will be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime rate or the federal fund effective rate) and actual days elapsed.

Fees

Our senior secured credit facility will require the payment of the following fees:

•	certain administrative and collateral fees specified in a fee letter entered into with Credit Suisse First Boston, J.P. Morgan Securities Inc., JP Morgan Chase Bank, Bank of America, N.A., Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc.;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin of 0.50% multiplied by the difference between the average daily amount by which the aggregate commitments exceed the outstanding loans and letter of credit obligations for the preceding quarter;

•	a per annum letter of credit fee equal to the applicable spread over Adjusted LIBOR under our senior secured credit facility on the face amount of all outstanding letters of credit, plus a fronting fee to each issuing bank of 0.125% of the aggregate face amount of outstanding letters of credit (provided, however, that fees applicable to certain Cigna letters of credit will be the applicable per annum LIBOR spread less 0.50%);

•	a fronting fee payable to the Canadian lender and the U.K. lender, as applicable, thereunder in an amount equal to 0.125% of outstanding Canadian loans and U.K. loans, respectively, together with participation fees payable to the Canadian participants and the U.K. participants equal to the applicable margin in effect on the outstanding amount of Canadian loans and U.K. loans, respectively; and

•	customary administrative and other fees and charges.

Guarantees and Collateral

Our obligations under our senior secured credit facility and under any interest rate protection or other hedging arranging entered into with a lender or any affiliate thereof will be guaranteed by BHI Acquisition Corp. and each of its existing and future direct and indirect non-dormant domestic subsidiaries, excluding HAI. The obligations of Borden Canada and Borden U.K. under the foreign

SEC 873 (10-02) 14 of 20

subfacilities will be unconditionally guaranteed by BHI Acquisition Corp. and each of its existing and future direct and indirect non-dormant domestic subsidiaries, excluding HAI, and each of the foreign subsidiary borrowers and their existing and future direct and indirect subsidiaries.

The U.S. obligations under our senior secured credit facility and the related documents will be secured by a first-priority lien on or perfected security interest in, subject to certain exceptions, substantially all of BHI Acquisition Corp.’s, BCI’s and the U.S. guarantors’ properties (excluding principal property) and assets, now owned or later acquired, including a pledge of all capital stock of non-dormant subsidiaries owned by BHI Acquisition Corp. and its subsidiaries; provided that no more than 65% of the stock of our foreign subsidiaries will be required to be pledged in respect of such loans. The obligations of our Canadian and U.K. subsidiaries under the applicable subfacility and the related documents will be secured by a first-priority lien on or perfected security interest in the assets described above (except that the pledge of capital stock shall be 100%, rather than 65%, of our foreign subsidiaries) and in certain property and assets owned or later acquired by the foreign guarantors.

Our bank accounts and those of our Canadian subsidiary will be subjected to a cash management system that provides for control by the applicable collateral agent, and, in the event the aggregate availability under our senior secured credit facility falls below $35.0 million, for daily sweeps of certain account balances to repay the obligations under our senior secured credit facility. The bank accounts of our U.K. subsidiary will be subjected to a cash management system that provides for daily sweeps of certain account balances to repay the obligations under our senior secured credit facility.

Representations, Warranties and Covenants

Our senior secured credit facility will contain various restrictive covenants, including restrictions on:

•	additional indebtedness and liens:

•	investments:

•	restricted payments in respect of capital stock or subordinated debt;

•	mergers, acquisitions and other business combinations;

•	sale of assets or the stock of subsidiaries;

•	transactions with affiliates;

•	permit certain releases of certain hazardous materials;

•	actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined);

•	sale-leaseback, lease in-lease out and similar transactions; or

•	voluntarily purchase, redeem, defease or prepay the notes or any subordinated debt.

SEC 873 (10-02) 15 of 20

In addition, the senior secured credit facility contains a financial covenant with respect to the maintenance by BCI and its subsidiaries of a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each quarter for the trailing fiscal quarter period then ended if and for so long as the aggregate borrowing availability less than $50.0 million.

Events of Default

Events of default under our senior secured credit facility will include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments. change of control (as defined in the agreement governing our senior secured credit facility) and cross-defaults.

International Credit Facilities

We also have international credit facilities that provide liquidity to our local businesses in local currencies, including Australia and Brazil. As of June 30, 2004, our international facilities provided for a maximum borrowing of approximately $41.2 million, based on exchange rates as of such date.

Senior Unsecured Debentures

General

We have sold, on four occasions, senior unsecured debentures, which we refer to collectively as the Debentures, each with separate maturity dates and interest rates. We will redeem our 9¼% Debentures due 2019 concurrently with the closing of this offering. The following table sets forth certain information about the Debentures which will be outstanding upon consummation of the Transactions:

Rate	Maturity Date	Original Face Value	Outstanding as of June 30, 2004	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$246,782,000	None
8 3/8%	April 15, 2016	200,000,000	78,000,000	2007 to 2015 $20 million per year(1)
9 2/10%	March 15, 2021	200,000,000	114,800,000	None

(1)	Previous buybacks of our Debentures will allow us to fulfill our sinking fund requirements through 2013 for our 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may not be redeemed prior to April 15, 2006. Thereafter the 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest.

SEC 873 (10-02) 16 of 20

The 9 2/10% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” we are not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of our stock entitling such person to exercise 20% or more of the total voting power of all classes of our stock entitled to vote in elections of directors, provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 2/10% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, we are subject to certain customary covenants that, among other things, restrict our ability to create liens on our assets, incur debt at our subsidiaries or enter into sale leaseback transactions. These limitations are subject to a number of important qualifications and exceptions, as set forth in the prospectus used to sell the Debentures and indentures.

Events of Default

The Debentures specify certain events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Industrial Revenue Bonds

General

The Industrial Revenue Bonds, or IRBs, consist of a $34 million Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bond issued in connection with the funding of certain environmental compliance equipment at one of our former facilities. The IRBs are due on December 1, 2009 and are tax exempt for as long as the equipment can be used for its original environmental compliance purpose.

Guaranty

Our obligations under the IRBs are unconditionally guaranteed by BCI and its U.K. and Canadian subsidiaries. The guarantee of the U.K. subsidiaries is limited to $30.0 million for each U.K. subsidiary.

SEC 873 (10-02) 17 of 20

Rankings

The IRBs rank equally in right of payment with all of BCI’s existing and future senior indebtedness and rank senior in right of payment to all of its existing and future subordinated indebtedness. The IRBs have no underlying assets to secure the payment of principal or interest related thereto.

Interest Rates

The IRBs bear interest at an annual rate of 10% and are intended to be tax exempt to the holder. Effective December 1, 2003, we entered into a $34,000 interest rate swap agreement structured for the IRBs. Under this agreement. we receive a fixed rate of 10% and pay a variable rate equal to the 6-month LIBOR plus 630 basis points. At June 30, 2004 and December 31, 2003, this equated to a rate of 7.9% and 7.6%, respectively.

Optional Redemption

None.

Mandatory Redemption

The IRBs are subject to mandatory redemption at face amount plus accrued interest through the date of redemption, 180 days after a determination by a court as to a loss in tax exemption of the IRBs.

Change of Control

The change of control provisions with respect to the IRB guarantees are the same as the 8 3/8% Debentures, except certain provisions also apply to the guarantors of the IRBs.

In addition, in the event of both (a) a Designated Event (as defined below) and (b) a Rating Decline (as defined below), each holder has the right to require us to purchase such holder’s IRBs at 100% of the principal amount thereof, plus accrued interest.

“Designated Event” means (i) a person becomes the beneficial owner of more than 30% of our voting stock, (ii) during any period of two consecutive years, continuing directors cease to constitute a majority, (iii) consolidation, merger or transfer or lease of all or substantially all of our assets and our voting stock is changed into or exchanged for cash securities or other property, except for transaction with subsidiaries or involving exchange of our voting stock as consideration in the acquisition of another business without change of our outstanding voting stock into or for cash, securities or other property, (iv) we acquire 30% or more of our voting stock within any 12-month period, or (v) any distribution and the sum of the fair market value of such distribution, plus the fair market value of all other such distributions occurring during the preceding 12-month period, is at least 30% of the fair market value of our voting stock.

“Rating Decline” shall be deemed to have occurred if on any date within the 90-day period following public notice of the occurrence of a Designated Event, in the event the IRBs are (i) investment grade, the rating falls below investment grade, or (ii) below investment grade, falls at least one full rating category. The 90-day period would be extended so long as the IRBs were under publicly announced consideration for possible downgrade by a rating agency, if applicable.

SEC 873 (10-02) 18 of 20

Covenants

The IRB guarantees are subject to substantially the same covenants described above with respect to the 8 3/8% Debentures. There are also other covenants applicable to the guarantors, including restrictions with respect to mergers, consolidations and conveyances of all or substantially all of their assets, and limitations on the payment of intercompany obligations upon an event of default with respect to the guarantees. The IRB guarantees restrict the foreign guarantors from entering into guarantees of the debts or obligations of other entities.

Events of Default

The IRBs and the related guarantees specify certain events of default including failure to pay principal and interest on the IRBs, a failure to comply with covenants, subject to a 30-day grace period in certain instances, certain bankruptcy events, loss of tax exempt status and certain cross defaults.

SEC 873 (10-02) 19 of 20

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORDEN CHEMICAL, INC.
Date: July 26, 2004

	By:	/s/ William H. Carter
Executive Vice President And Chief Financial Officer

SEC 873 (10-02) 20 of 20